EXHIBIT 10.1

FRANCHISE AGREEMENT

This agreement is entered in to on the Fifteenth day of December in the year Two Thousand and Five.

BETWEEN

1. TALLY-HO VENTURES, INC., a publicly listed company on NASD OTCBB incorporated under the laws of the State of Delaware, United States of America and having its administrative office at 115 Route d' Arlon, L-8311 Capellen, Luxembourg

[Hereinafter referred to as THOV] represented by Peter James Smith, Chief Executive Officer AND

2. AFFINITY TRUST S A, a company incorporated under the laws of Luxembourg. and having its registered office at 19 Rue Aldringen, L- 2018 Luxembourg

[Hereinafter referred to as AFFT] represented by Roy Childs , Chief Executive Officer

WHEREAS

THOV holds 100% share capital of BELGRAVIA INTERVEST GROUP LIMITED, a company registered under the laws of British Virgin Islands and having its administrative office address at 115 Route d' Arlon, L-8311 Capellen, Luxembourg

[Hereinafter referred to as BIG] AND

BIG has agency with several investment and insurance providers to introduce clients on commission basis AND

AFFT intends to purchase franchise rights from BIG to place business with all investment and insurance providers with whom BIG has agency AND

THOV intends to sell the franchise rights from BIG to AFFT under the following among other

TERMS AND CONDITIONS:

1. THOV offers to give out on lease the agencies and terms of business that are owned by its wholly owned subsidiary BIG to AFFT for a period of 5 years with an option to acquire the title of such agencies at the end of the lease period.

2. THOV confirms the receipt of USD 100,000 from AFFT as of today towards advance deposit which is to be considered as part payment; and AFFT is at liberty to conduct any due diligence checks to their satisfaction on THOV and BIG until 15th March 2006, on which date AFFT has to make payment of the first instalment as per the clauses herein below.

3. AFFT is at liberty to place business under the agency of BIG with effect from the date of this agreement.

4. THOV is at liberty to conduct due diligence check on all business placed by AFFT.

5. Any business processed by AFFT which is against the terms of business between BIG and the providers shall be withdrawn by BIG and THOV is it liberty to act on behalf of BIG to the best interest of the maintenance of terms of business between BIG and providers.

6. All Initial Commission, Override Commission and Renewal Commission received by BIG on any business placed by AFFT shall be transferred to the bank accounts of AFFT or as per their instructions within 10 days of receipt by BIG.

7. Upon payment of 60th instalment or complete the payment of USD 6, 000,000 AFFT shall be entitled to get the agencies transferred to their name. THOV shall execute a no objection letter authorising the transfer of the agencies to AFFT. It shall be the responsibility of AFFT to get the actual transference executed on the books of the providers and THOV shall not have any responsibility for delay or refusal on the part of the providers to transfer the agencies.

8. AFFT shall be held responsible for any claw-back of commission on the business processed by them during or after the 12 month period.

9. In the event of AFFT's failure to pay one or more of the instalments as per this agreement, THOV shall be at liberty to set off any commission due to AFFT towards the instalment before making the payment to AFFT.

10. In the event of failure on the part of THOV to transfer any commission as per this agreement, AFFT shall be at liberty to set off the commission again the instalments due to THOV.

11. Any dispute arising out of this Agreement shall first be referred to an arbitrator on mutual agreement of the parties and in the event of non-agreement as to the appointment of a sole arbitrator, both the parties shall nominate their individual arbitrators who shall be qualified accountants and if the arbitrators reach a unanimous decision that will be binding on both the parties to the agreement and in the event of the absence of such a unanimous decision a third arbitrator will be appointed on mutual agreement of the arbitrators or parties to the contract or both and on appointment of such a third arbitrator, the dispute shall be decided as per the decision of the majority of the arbitrators. The venue of the arbitration shall be the within the State of Delaware in the United States of America.

12. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware in the United States of America and the courts in the State of Delaware in the United States of America shall have non-exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement and any matter arising there from.

13. This Agreement embodies the entire understanding between the parties and there are no promises, terms and conditions or obligations, oral or written, expressed or implied other than those contained or referred to herein unless they are in writing and duly executed.

In witness whereof, the parties have signed this agreement on the date stated above at Luxemborg.

-------------------------- ---------------------- Peter James Smith Roy Childs Chief Executive Officer Authorised Signatory Tally Ho Ventures Inc Affinity Trust